Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Eric Berto	Leslie Green
Etelos, Inc.	Green Communications Consulting, LLC.
425-753-2222	650-312-9060
press@etelos.com	investor@etelos.com

Etelos Announces Departure of CEO Jeffrey L. Garon and the Appointment of a New Member to its Board of Directors

Etelos Founder & CTO Danny Kolke will assume CEO role. Separately, Etelos also announces that Robert L. Thordarson will replace Larry DeBower on its Board of Directors.

San Mateo, Calif. — Sept.24, 2008 — The board of directors of Etelos, Inc. (OTCBB: ETLO) today announced that Jeffrey L. Garon has stepped down from his positions as president and chief executive officer, effective Sept. 18, 2008. Danny Kolke, chairman of the Board of Directors, chief technical officer and founder, will serve as the company’s interim CEO.

Commenting on behalf of the board of directors, Kolke said, “Jeff has been a valuable contributor to Etelos during a significant period of growth and transition. The Board of Directors and I appreciate his leadership, dedication and expertise and we wish him the best of luck with his future endeavors.”

Kolke continued, “As we look ahead, we are excited to see the Software-as-a-Service (SaaS) market continuing to evolve in our favor as a flood of new Web-based applications are being developed to support the demands of the small and medium-sized business market. The Etelos Marketplace™ is harnessing this opportunity by connecting developers and customers in ways that make it simple to adopt on-demand applications. We have launched in the past year significant tools to revolutionize the way that software is developed and consumed and we are building great momentum in expanding the selection of Web-based applications available on the Marketplace through our rapidly growing partner base. We are passionate about our belief in creating a truly open environment for developers and users and we believe that we have built a rich foundation upon which the company can create an even brighter future. I am very pleased to take an enhanced role in the day-to-day strategic direction of the company as we navigate through these exciting times.”

Kolke founded Etelos in May 1999. It is his vision and energy as the key architect that has driven development of the Etelos Ecosystem. The underlying concepts are embodied in the platform through the Etelos Application Server™ (EAS), English Application Scripting Engine™ (EASE™) and the Etelos Marketplace™ as well as other products such as Etelos CRM™ for Google Apps and Etelos Projects™ for Google Apps. Kolke has been responsible for the evolution of Etelos, leading the Company from conception to its current status.

Change in Board of Directors for Etelos

Etelos, Inc. | 1900 O’Farrell Street | Suite 320 | San Mateo | CA | 94403 | www.etelos.com | 800.874.4914 |

In a separate announcement, the company also announced that Bob Thordarson will replace Larry DeBower on its Board of Directors, effective September 24, 2008. DeBower will remain a consultant to the company.

Thordarson brings 15 years of direct entrepreneurial experience to Etelos, most in the ideation, funding, launch and growth of startups within the Telecommunications and Web Services marketplace. He is founder and CEO of BluCapp, a Web services startup, Co-Founder of Cequint, Inc., a software company revolutionizing mobile Caller ID services, and President of TechFaith America, a mobile handset ODM headquartered in Beijing (CNTF) and expanding reach to North America. He was formerly CEO and Co-Founder of Consumerware, a telecommunications device design and manufacturing company focused on developing consumer products for North America’s largest telecommunications carriers. Thordarson brings hands-on operational and development experience to building companies, business and partner development, managing diverse and distributed teams and channel marketing. He studied Economics at the University of Washington.

“On behalf of the Board, we would like to thank Larry for his expertise, his insight and his valuable contributions,” Kolke said. “It has been a pleasure working with him and we wish him well.”

“We would also like to welcome Bob to our Board of Directors,” Kolke said. “We are very pleased to be able to leverage his wealth of experience in building and developing small businesses.  He brings a great source of knowledge to us as we continue to focus on evolving our value proposition, raising our visibility and accelerating growth.”

About Etelos, Inc.

Etelos provides on-demand browser-based applications on the hosting environment that you choose. Etelos™ technology for developing and deploying on-demand applications is revolutionizing the world of software distribution. The Etelos Marketplace™ gives developers an easy way to license, distribute and host their applications, and businesses a wide selection of fully customizable, on-demand applications. Etelos, Etelos CRM™, Etelos Projects™, and Etelos Marketplace are trademarks of Etelos, Inc.; other trademarks are the property of their respective owners. For more information about Etelos, please visit www.etelos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Etelos’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning the software-as-a service market, the company’s partnership with others, the future financial performance of our company, the acceptance of our products and services, the success and timeliness of our partnerships with third parties and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports that Etelos files periodically with the Securities and Exchange

Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Etelos undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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